Exhibit 99

Farmers & Merchants Bancorp (FMCB)
Reports Record Quarterly Results

Second Quarter 2026 Highlights

■
Net income of $24.7 million, up $1.7 million or 7.3% compared to the second quarter of 2025; resulting in basic earnings per common share of $36.77 and diluted earnings per common share of $36.39, up 10.47% compared to the second quarter of 2025;

■	Achieved an annualized return on average assets of 1.71% and return on average equity of 14.84%;

■	Basic earnings per common share of $141.71 over the trailing twelve months, up 11.57% from $127.01 over the trailing period a year ago and up 20.37% versus $117.73 for the same period two years ago;

■
Diluted earnings per common share of $139.94 over the trailing twelve months, up 10.30% from $126.87 over the same trailing period a year ago and up 18.9% versus $117.73 for the same period two years ago;

■	Tangible book value per common share increased 15.38% to $963.82 compared to $835.33 as of June 30, 2025;

■
Net interest income of $57.4 million, up $3.5 million, or 6.46%, compared to the second quarter of 2025; net interest margin (tax equivalent basis) of 4.20%, up from 4.07% in the second quarter of 2025;

■	Total loans and leases grew $80.2 million, or 2.2%, to $3.70 billion, and deposits grew $332.6 million, or 7.0%, to $5.09 billion as of June 30, 2026 compared to June 30, 2025;

■	Capital position strengthened with a total risk-based capital ratio of 16.04%, common equity tier 1 ratio of 14.56%, tier 1 leverage ratio of 11.68% and a tangible common equity ratio of 11.45%;

■
Credit quality remained resilient during the quarter with an allowance for credit losses on gross loans and leases of 2.08%; net charge offs for the quarter of $165,000, a provision for credit losses of $500,000 and non-accrual loans of $2.7 million at quarter-end.

Farmers & Merchants Bancorp (OTCQX: FMCB) (the “Company” or “FMCB”), the parent company of Farmers & Merchants Bank of Central California (the “Bank” or “F&M Bank”), reported record second quarter net income of $24.7 million, or $36.39 per diluted common share, up 10.47% when compared with $23.1 million, or $32.94 per diluted common share, for the second quarter of 2025. The annualized return on average assets was 1.71% and the return on average equity was 14.84% for the second quarter of 2026. Tangible book value per common share increased to $963.82 at June 30, 2026, up 15.38% compared with $835.33 as of June 30, 2025.

Net income for the first six months of 2026 was $48.8 million up $2.7 million or 5.95% compared to $46.1 million in the same period a year ago. The annualized return on average assets was 1.70% and the return on average equity was 14.75% for the first half of 2026.

Net income over the trailing twelve months was $96.3 million compared with $90.0 million for the same trailing period a year earlier. Diluted earnings per common share over the trailing twelve months totaled $139.94, up 10.30% compared with $126.87 for the same trailing period a year ago and up 18.9% compared with $117.73 for the same period two years ago. Basic earnings per common share over the trailing twelve months totaled $141.71, up 11.57% compared with $127.01 for the same trailing period a year ago and up 20.37% compared with $117.73 for the same period two years ago.

CEO Commentary

Kent Steinwert, Farmers & Merchants Bancorp’s Chairman, President and Chief Executive Officer, stated, “We are very pleased with the Company’s financial performance in the second quarter of 2026 highlighted by another record quarter with net income of $24.7 million and a return on average assets of 1.71% and return on average equity of 14.84%. We achieved these impressive results while continuing to maintain a strong liquidity position and balance sheet at quarter-end with $278.6 million in cash, $1.6 billion in investment securities of which $932.8 million are available-for-sale, no borrowings and access to $2.1 billion in borrowing capacity. Capital levels continued to strengthen and were significantly above the regulatory thresholds for “well-capitalized” banks at quarter-end. Deposits increased $332.6 million or 7.0% compared to June 30, 2025 as we continued our focus on growing deposits with both our longstanding established client relationships while developing new client relationships. We also experienced solid loan growth of $87.0 million or 2.4% for the quarter. Overall credit quality remained resilient during the second quarter of 2026. Our Company remains in excellent financial condition at quarter-end and should be well positioned to navigate the challenges ahead as we have for the past 110 years.”

Earnings

Net interest income for the quarter ended June 30, 2026 was $57.4 million compared with $53.9 million in the same quarter in 2025 and $56.9 million in the first quarter of 2026. Net interest income for the six months ended June 30, 2026 was $114.3 million, an increase of $7.2 million, or 6.8%, when compared with $107.0 million for the same period in 2025. The Company’s net interest margin (tax equivalent basis) increased to 4.22% for the six months ended June 30, 2026 compared with 4.13% for the same period in 2025. Loan yields increased 3 basis points to 6.10% and the cost of average total deposits decreased 6 basis points to 1.19% for the six months ended June 30, 2026 compared to the same period in 2025. The primary driver for the increase in the net interest margin was related to the 46 basis point increase in yield on the investment securities portfolio to 3.71% during the six months ended June 30, 2026 compared to 3.25% for the same period in 2025. In addition, the average balances of the investment security portfolio increased $349.3 million for the six months ended June 30, 2026 compared to the six months ended 2025. Non-interest income was $5.0 million for the second quarter of 2026, down slightly from $5.5 million for the second quarter of 2025. Non-interest expense was $28.1 million for the quarter ended June 30, 2026, up $1.5 million from $26.7 million compared to the quarter ended June 30, 2025, primarily due to an increase of $0.9 million in non-recurring professional fees. As a result, the efficiency ratio for the second quarter of 2026 was 45.1%, up slightly from 44.9% in the second quarter of 2025. Despite the increase in operating expenses, primarily due to non-recurring professional fees during the quarter, net income increased $1.7 million or 7.3% to $24.7 million for the second quarter of 2026 compared to the second quarter of 2025.

Balance Sheet

Total assets at quarter-end were $5.8 billion, up 6.5% from $5.5 billion as of June 30, 2025. Total cash and cash equivalents were $278.6 million, down slightly from $291.8 million as of June 30, 2025. Total loans and leases outstanding were $3.7 billion, an increase of $80.2 million, or 2.2%, from June 30, 2025. As of June 30, 2026, the Company’s total investment securities portfolio was $1.6 billion, an increase of $307.4 million from June 30, 2025. The portfolio is comprised of $932.8 million in available-for-sale securities and $696.5 million in held-to-maturity securities. Total deposits increased $332.6 million, or 7.0%, to $5.1 billion at June 30, 2026 compared to June 30, 2025. The Company’s loan to deposit ratio was 73.1% as of June 30, 2026, down from 76.4% as of June 30, 2025, as deposit growth outpaced loan growth.

Credit Quality

The Company’s credit quality remained solid during the second quarter of 2026 with a negligible delinquency ratio of only 0.1% of gross loans and leases. Total special mention loans and substandard loans were $17.6 million and $3.1 million as of June 30, 2026 compared to $29.1 million and $1.4 million as of June 30, 2025, respectively. Net charge-offs were $165,000 or 0.005% of average loans and leases in the second quarter of 2026 compared to net charge-offs of $544,000 or 0.015% for the second quarter of 2025. The total allowance for credit losses on total loans and leases and unfunded commitments was $80.6 million as of June 30, 2026, compared to $79.7 million as of December 31, 2025. The allowance for credit losses on gross loans and leases increased by $0.9 million to $77.3 million, or 2.08%, as of June 30, 2026 compared with $76.4 million, or 2.08%, as of December 31, 2025. A provision for credit losses of $500,000 was recorded during the second quarter of 2026 compared to a $1.4 million provision during the second quarter of 2025. Provision for credit losses totaled $1.0 million for the first six months of 2026 compared to $1.7 million in the first six months of 2025.

Capital

The Company’s regulatory capital ratios continued to strengthen during the second quarter of 2026. At June 30, 2026, the Company’s preliminary total risk-based capital ratio was 16.04%, the common equity tier 1 capital ratio was 14.56% and the tier 1 leverage capital ratio was 11.68%, an increase from 15.29%, 13.81% and 11.00% as of December 31, 2025, respectively. At June 30, 2026, all F&M Bank capital ratios exceeded the regulatory requirements to be classified as “well-capitalized”. At June 30, 2026, the tangible common equity ratio was 11.45%, up from 11.08% as of June 30, 2025.

About Farmers & Merchants Bancorp

Farmers & Merchants Bancorp trades on the OTCQX under the symbol FMCB, and is the parent company of Farmers & Merchants Bank of Central California, also known as F&M Bank.  Founded in 1916, F&M Bank is a locally owned and operated community bank, which proudly serves California through 33 convenient locations. F&M Bank is financially strong, with $5.8 billion in assets, and is consistently recognized as one of the nation's safest banks by national bank rating firms. The Bank has maintained a 5-Star rating from BauerFinancial for 36 consecutive years, longer than any other commercial bank in the State of California.

Farmers & Merchants Bancorp has paid dividends for 91 consecutive years and has increased dividends for 61 consecutive years. As a result, Farmers & Merchants Bancorp is a member of a select group of only 58 publicly traded companies referred to as “Dividend Kings,” and is ranked 17th in that group based on consecutive years of dividend increases. A “Dividend King” is a stock with 50 or more consecutive years of dividend increases.

In February 2026, F&M Bank was ranked 5th on Forbes Magazine’s list of "America’s Best Banks" for 2025 and was ranked 1st in California. In April 2024, F&M Bank was ranked 6th on Forbes Magazine’s list of "America’s Best Banks" for 2023.

In July 2025, Farmers & Merchants Bancorp was named by Bank Director’s Magazine as the #3 best-performing bank in the nation across all asset categories in their annual “Ranking Banking” study of the top performing banks for 2024. In July 2024, Farmers & Merchants Bancorp was named by Bank Director’s Magazine as the #2 best-performing bank in the nation across all asset categories in their annual “Ranking Banking” study of the top performing banks for 2023. In July 2023, the Bank was named by Bank Director’s Magazine as the #1 best-performing bank in the nation across all asset categories in their annual “Ranking Banking” study of the top performing banks for 2022.

In December 2023, F&M Bank was ranked 4th on S&P Global Market Intelligence's “Top 50 List of Best-Performing Community Banks” in the US with assets between $3.0 billion and $10.0 billion for 2023. S&P Global Market Intelligence ranks financial institutions based on several key factors including financial returns, growth, and balance sheet risk profile.

In October 2021, F&M Bank was named the “Best Community Bank in California” by Newsweek magazine. Newsweek’s ranking recognizes those financial institutions that best serve their customers’ needs in each state. This recognition speaks to the superior customer service the F&M Bank team members provide to their clients.

F&M Bank was ranked the 20th largest bank lender to agriculture in the United States as of March 31, 2026, by American Bankers Association. F&M Bank operates in the mid-Central Valley of California, including Sacramento, San Joaquin, Solano, Stanislaus, and Merced counties and the east region of the San Francisco Bay Area, including Napa, Alameda and Contra Costa counties.

F&M Bank offers a full complement of loan, deposit, equipment leasing and treasury management products to businesses, as well as a full suite of consumer banking products. The FDIC awarded F&M Bank the highest possible rating of "Outstanding" in their last Community Reinvestment Act (“CRA”) evaluation.

Forward-Looking Statements

This press release may contain certain forward-looking statements that are based on management's current expectations regarding the Company’s financial performance. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements in this press release include, without limitation, statements regarding the Company’s financial condition, competitive positioning, and expectations regarding future performance and results. Forward-looking statements in this press release include matters that involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from results expressed or implied by such forward-looking statements. Such risk factors include, among others: the effects of and changes in monetary and fiscal policies, including the interest rate policies of the Federal Reserve Board and their effects on inflation risk; financial and regulatory policies of the United States government; political and economic uncertainty, including any decline in global, domestic or local economic conditions or the stability of credit and financial markets and the impact of tariffs and the conflict in Iran and the Middle East; and other relevant risks detailed in the Company’s Form 10-K, Form 10-Qs, and various other securities law filings made periodically by the Company, copies of which are available from the Company’s website. All such factors are difficult to predict and are beyond the Company's ability to control or predict. There also may be additional risks that the Company does not presently know, or that the Company currently believes to be immaterial, that could also cause actual results to differ materially and adversely from those contained in these forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances after the date of this press release or otherwise, except as may be required by applicable law.

For more information about Farmers & Merchants Bancorp and F&M Bank, visit fmbonline.com.

FINANCIAL HIGHLIGHTS
	Three-Months Ended			Six-Months Ended
(dollars in thousands, except per share amounts)	June 30, 2026	March 31, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Earnings and Profitability:
Interest income	$72,478	$71,710	$70,061	$144,188	$137,199
Interest expense	15,128	14,807	16,193	29,935	30,190
Net interest income	57,350	56,903	53,868	114,253	107,009
Provision for credit losses	500	500	1,400	1,000	1,700
Non-interest income	5,036	5,159	5,519	10,195	10,540
Non-interest expense	28,140	29,178	26,651	57,318	52,160
Income before taxes	33,746	32,384	31,336	66,130	63,689
Income tax expense	9,014	8,313	8,281	17,327	17,625
Net income	$24,732	$24,071	$23,055	$48,803	$46,064

Basic earnings per common share	$36.77	$35.91	$33.06	$72.68	$65.94
Diluted earnings per common share	$36.39	$35.34	$32.94	$71.46	$65.80
Weighted Average Shares Outstanding - Basic	672,666	670,265	697,332	671,472	698,527
Weighted Average Shares Outstanding - Diluted	679,560	681,179	699,852	682,912	700,102
Common shares outstanding	691,944	693,043	725,367	691,944	725,367
Return on average assets	1.71%	1.68%	1.65%	1.70%	1.67%
Return on average equity	14.84%	14.69%	15.09%	14.75%	15.37%
Loan yield	6.11%	6.08%	6.08%	6.10%	6.07%
Investment securities yield	3.72%	3.70%	3.31%	3.71%	3.25%
Cost of average total deposits	1.19%	1.18%	1.31%	1.19%	1.25%
Net interest margin - tax equivalent	4.20%	4.25%	4.07%	4.22%	4.13%
Effective tax rate	26.71%	25.67%	26.43%	26.20%	27.67%
Efficiency ratio	45.11%	47.01%	44.88%	46.06%	44.37%
Book value per common share (1)	$981.32	$946.63	$852.72	$981.32	$852.72
Tangible book value per common share (2)(b)	$963.82	$928.99	$835.33	$963.82	$835.33

Balance Sheet:
Total assets	$5,835,459	$5,836,664	$5,478,773	$5,835,459	$5,478,773
Cash and cash equivalents	278,641	384,224	291,752	278,641	291,752
of which held at Fed	186,009	318,125	178,999	186,009	178,999
Total investment securities	1,629,242	1,610,188	1,321,812	1,629,242	1,321,812
of which available-for-sale	932,778	901,915	572,951	932,778	572,951
of which held-to-maturity	696,464	708,273	748,861	696,464	748,861
Gross loans and leases	3,721,425	3,634,556	3,635,831	3,721,425	3,635,831
Loans and leases held for investment, net of unearned income	3,703,857	3,616,871	3,623,636	3,703,857	3,623,636
Allowance for credit losses - loans and leases	77,253	76,918	76,169	77,253	76,169
Total deposits	5,092,963	5,116,273	4,760,364	5,092,963	4,760,364
Subordinated debentures	10,310	10,310	10,310	10,310	10,310
Total shareholders' equity	$679,017	$656,055	$618,532	$679,017	$618,532

Loan-to-deposit ratio	73.07%	71.04%	76.38%	73.07%	76.38%
Percentage of checking deposits to total deposits	48.89%	46.93%	49.23%	48.89%	49.23%

Capital ratios (Bancorp) (a)
Common equity tier 1 capital to risk-weighted assets	14.56%	14.23%	13.88%	14.56%	13.88%
Tier 1 capital to risk-weighted assets	14.78%	14.45%	14.10%	14.78%	14.10%
Risk-based capital to risk-weighted assets	16.04%	15.71%	15.36%	16.04%	15.36%
Tier 1 leverage capital ratio	11.68%	11.35%	11.18%	11.68%	11.18%
Tangible common equity ratio (3)(b)	11.45%	11.05%	11.08%	11.45%	11.08%

(a) Capital information is preliminary for June 30, 2026
(b) Non-GAAP measurement

Non-GAAP measurement reconciliation:

(Dollars in thousands)	June 30, 2026	March 31, 2026	June 30, 2025

Shareholders' equity	$679,017	$656,055	$618,532
Less: Intangible assets	12,105	12,227	12,609
Tangible common equity	$666,912	$643,828	$605,923

Total assets	$5,835,459	$5,836,664	$5,478,773
Less: Intangible assets	12,105	12,227	12,609
Tangible assets	$5,823,354	$5,824,437	$5,466,164

Tangible common equity ratio (3)	11.45%	11.05%	11.08%

(1)	Total common equity divided by common shares outstanding
(2)	Tangible common equity divided by common shares outstanding
(3)	Tangible common equity divided by tangible assets